Exhibit 99.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into on this 31st day of October, 2012, by and between CLEARWATER ENTERPRISES, L.L.C., an Oklahoma limited liability company (“Seller”), and ZENA ENERGY L.L.C., an Oklahoma limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller owns interests in certain Oil and Gas Properties (as defined below) located in Wyoming County in the State of Pennsylvania that are known as the Ardent II Prospect;

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of Seller’s rights, title and interests in such Oil and Gas Properties pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and for the mutual promises and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. SALE AND PURCHASE.

1.1 Sale and Purchase of Oil and Gas Properties. Subject to the terms and conditions and for the consideration herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at Closing (as defined herein), to be effective as of September 1, 2012 (the “Effective Date”), all of Seller’s rights, title and interests in the oil and gas interests that are more particularly described in Exhibit “A” attached hereto (the “Oil and Gas Interests”), which include, but are not limited to, lands, fee interests, leasehold interests, working interests, farmout rights, royalty, overriding royalty, production payments, interests in drilling and spacing units, other non-working and carried interests, other mineral rights, prospects, and any other rights that may arise by operation of law or otherwise or are associated with such properties and lands, including, but not limited to, any and all poolings, unitizations, communitizations, integrations, consolidations, and Seller’s proportionate percentage of the following items listed in subsections 1.1.1 through 1.1.7 that relate to the Oil and Gas Interests (all of which being collectively known herein as the “Related Assets”):

1.1.1. All oil, condensate and natural gas wells and water and other types of disposal and injection wells located on the Oil and Gas Interests, whether producing, operating, shut-in, temporarily abandoned or plugged and abandoned, including, but not limited to, those listed on Exhibit “A” (the “Wells”).

1.1.2. All severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals and materials of every kind and description produced from the Oil and Gas Interests on or after the Effective Date (the “Hydrocarbons”).

1.1.3. All lands, fee real property, units, leases, licenses, rights-of-way, easements, servitudes and other agreements relating to the use or ownership of surface properties that are used or held for use in connection with the Oil and Gas Interests (the “Surface Contracts”).

1.1.4. All oil and gas leases relating to or associated with the Oil and Gas Interests, including, without limitation, renewals, extensions, ratifications and amendments and further including all rights to explore for and to produce oil and gas (the “Leases”), all of which Leases are listed on Exhibit “A” attached hereto.

1.1.5. All buildings, equipment, pipe, casing, tubing, fixtures, physical facilities and other tangible personal property of every type and description associated with or attributed to the Oil and Gas Interests (the “Equipment and Facilities”).

1.1.6. All contracts and agreements that relate to the Oil and Gas Interests, the production, storage, treatment, transportation, processing, purchase, sale, disposal or other disposition of Hydrocarbons therefrom, and the Related Assets, and any and all amendments, ratifications and extensions of the foregoing (the “Contracts”). For clarification purposes, in the event a Contract covers oil and gas properties in Wyoming County, Pennsylvania, as well as other counties, and to the extent that such Contract can be partially assigned, for purposes of this Agreement, such Contract will only be included in the definition of Contract with respect to Wyoming County, Pennsylvania. The assignment of such Contract at Closing will be a partial assignment of such Contract with respect to all rights and obligations relating to Wyoming County, Pennsylvania, and Seller shall retain all rights and obligations under such Contract relating to counties other than Wyoming County, Pennsylvania. In the event that a Contract covers oil and gas properties in Wyoming County, Pennsylvania, as well as other counties, and to the extent that such Contract can not be partially assigned, Buyer and Seller shall mutually agree on the appropriate manner to handle such Contract. All of such Contracts are listed on Exhibit “B” hereto.

1.1.7. All franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights that relate to the Oil and Gas Interests or the ownership or operation of any thereof.

The Oil and Gas Interests and Related Assets are collectively referred to herein as the “Oil and Gas Properties”.

The parties acknowledge that Seller may have rights, title and interests to Oil and Gas Properties in Wyoming County, Pennsylvania, that may not have been transferred to Seller as of Closing. All of such rights, title and interests are included in the Oil and Gas Properties and Seller shall take such actions as are necessary to assign, convey and deliver such rights, title and interest to Buyer promptly after Closing, without the payment of any additional consideration by Buyer to Seller. Buyer shall have the right to instruct the holders of such Oil and Gas Properties to assign, convey and deliver such rights, title and interest directly to Buyer at or after Closing.

1.2. Records. After Closing, Seller shall provide to Buyer all contracts, agreements, documents, records, data and other information relating to the Oil and Gas Properties (the “Records”) in Seller’s possession or available to Seller. Records shall include, but not be limited to, (a) title opinions and title status reports; (b) Contracts, Leases and Surface Contracts; (c) records relating to the payment of rentals, royalties and other payments; (d) records relating to the payment of ad valorem, property, production severance, excise and similar taxes and assessments; (e) ownership maps, surveys, logs and seismic information; production and operational records, including filings made with regulatory agencies; inventories of personal property and fixtures; and (h) accounting records, and engineering and technical data, and geological and geophysical data.

2. PURCHASE PRICE.

2.1. Purchase Price. The purchase price for the Oil and Gas Properties is Forty-Nine Million Dollars ($49,000,000.00) (the “Purchase Price”), as adjusted by Section 2.2 below, which shall be paid by Buyer to Seller at Closing by means of a wire transfer of immediately available funds to an account or accounts designated by Seller at least two (2) Business Days (as defined hereinafter) prior to Closing.

2.2. Adjustments to the Purchase Price. The Purchase Price to be paid by Buyer to Seller is subject to the following adjustments:

2.2.1. The Purchase Price shall be increased by:

(a) The amount of all costs and expenses, if any, paid by Seller with respect to the Oil and Gas Properties that are attributable to the period of time on or after the Effective Date; and

(b) Any income, revenues or proceeds, if any, with respect to the Oil and Gas Properties received by Buyer that are attributable to the period of time prior to the Effective Date.

2.2.2. The Purchase Price shall be decreased by:

(a) The amount of all costs and expenses, if any, paid by Buyer with respect to the Oil and Gas Properties that are attributable to the period of time prior to the Effective Date;

(b) Any income, revenues or proceeds, if any, with respect to the Oil and Gas Properties received by Seller that are attributable to the period of time on or after the Effective Date; and

(c) An amount equal to the Casualty Loss, if any, on the Oil and Gas Properties that Buyer has elected under Section 2.6 below to exclude from the transactions contemplated hereby.

2.3. Preliminary Closing Statement. Seller shall deliver to Buyer not less than two (2) Business Days before the Closing Date a statement setting forth, in reasonable detail and on a preliminary basis, the proposed adjustments to the Purchase Price provided in Section 2.2 above, using estimates when actual amounts are not known; the proposed adjustments shall be subject to the review of Buyer and Buyer and Seller shall agree on a statement setting forth, on a preliminary basis, the adjustments to which Buyer and Seller have agreed (the “Preliminary Closing Statement”). The Preliminary Closing Statement shall also reflect the amount of the Purchase Price that will be paid directly to Seller as well as the portion of the Purchase Price that will be paid directly to certain creditors of Seller on behalf of Seller. The Preliminary Closing Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry and shall be in form and in substance reasonably satisfactory to Buyer and Seller.

2.4. Final Settlement Statement. As soon as practical, but no later than sixty (60) calendar days after Closing, Seller shall prepare and deliver to Buyer a statement setting forth, in reasonable detail, the proposed adjustments to the Purchase Price as set forth in Section 2.2 above, certifying that such statement has been prepared in accordance with customary accounting principles used in the oil and gas industry.

During the period of sixty (60) calendar days after Buyer’s receipt of such statement, Buyer shall be permitted to review the working papers of Seller relating to such statement and all documentation with respect to the adjustments proposed thereby and Buyer shall give reasonable access to Seller’s employees and representatives, who shall respond promptly to inquiries of Buyer.

The statement and the adjustments proposed thereby shall become final and binding on the parties the sixtieth (60th) calendar day after Buyer’s receipt of such statement, unless Buyer gives Seller written notice of Buyer’s disagreement with such statement and the proposed adjustments on or prior to such date. Such written notice shall be signed by Buyer, shall state the nature of the proposed disagreement in reasonable detail and shall state the adjustments that Buyer believes are correct.

If such written notice is given, the statement (as adjusted pursuant to this paragraph) shall become final and binding on the parties: (a) the date on which Buyer and Seller resolve in writing any disagreements and agree on the form of a Final Settlement Statement; or (b) the date that the disagreement is resolved in writing by D.R. Payne & Associates, Inc. (“D.R. Payne”), which produces a Final Settlement Statement. During the thirty (30) calendar day period following the delivery of the written notice, Buyer and Seller shall seek to resolve in good faith and by mutual agreement any disagreements. At the end of such thirty (30) day period, if Buyer and Seller have not been able to resolve such disagreements, such disagreements shall be submitted to D.R. Payne for resolution. Buyer and Seller shall instruct D.R. Payne that D.R. Payne may only consider the disagreements then existing between Buyer and Seller with respect to the proposed adjustments and shall, to the extent possible, resolve such disagreements within thirty (30) calendar days. Either Buyer or Seller may submit to D.R. Payne such written submissions as Buyer or Seller may determine to explain their position with respect to such disagreements. The costs, fees and expenses of this process shall be shared equally by Buyer and Seller.

If the Final Settlement Statement reflects an amount due from Seller to Buyer, then Seller shall pay such amount to Buyer within five (5) calendar days. If the Final Settlement Statement reflects an amount due from Buyer to Seller, then Buyer shall pay such amount to Seller within five (5) calendar days.

2.5. Allocation of Purchase Price. Buyer and Seller shall cooperate in the preparation of an allocation of the Purchase Price among the Oil and Gas Properties. Seller shall provide Buyer a proposed allocation of Purchase Price within ten (10) calendar days of Closing, which proposed allocation shall be subject to the review of Buyer. Buyer and Seller shall cooperate in good faith to produce a mutually agreeable written allocation. Seller and Buyer agree that they will not take any position inconsistent with the mutually agreed written allocation in preparing all tax returns, forms and reports to governmental authorities or otherwise. If Buyer and Seller are unable to reach agreement on the allocation of Purchase Price, then the disagreements relating to the allocation of the Purchase Price shall be submitted to D.R. Payne for resolution. Buyer and Seller shall instruct D.R. Payne that D.R. Payne may only consider the disagreements then existing between Buyer and Seller with respect to the allocation of the Purchase Price and shall, to the extent possible, resolve such disagreements within thirty (30) calendar days. Either Buyer or Seller may submit to D.R. Payne such written submissions as Buyer or Seller may determine to explain their position with respect to such disagreements. The costs, fees and expenses of this process shall be shared equally by Buyer and Seller.

2.6. Casualty Losses. As used herein, the term “Casualty Loss” shall mean any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain, of any of the Oil and Gas Properties or portion thereof, in each case prior to Closing. Seller shall immediately notify Buyer of any Casualty Loss. In the event of a Casualty Loss prior to Closing, Buyer may, in its sole discretion, elect to exclude the affected Oil and Gas Properties from the purchase and sale hereunder and receive a decreasing adjustment to the Purchase Price pursuant to Section 2.2 above. In the event Buyer does not elect to exclude such affected Oil and Gas Properties from the purchase and sale hereunder, Buyer shall be entitled to all insurance proceeds relating to the Oil and Gas Properties affected by the Casualty Loss.

2.7. Sales Tax. Seller represents and warrants to Buyer that, except for one small prior acreage transaction and this transaction, Seller has not engaged, and will not engage, in any other sales in Pennsylvania of working interests in mineral interests (and accompanying tangible personal property) during the current calendar year and, therefore, Buyer and Seller do not believe that any portion of the transactions contemplated by this Agreement are subject to sales, use, gross receipts or similar taxes. However, in the event any sales, use, gross receipts, or similar taxes that arise from and are due and payable as a consequence of the sale of the Oil and Gas Properties shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer shall pay Buyer’s portion of such taxes to Seller at Closing and Seller shall timely report and remit such taxes, if any, to the proper taxing jurisdictions in accordance with the applicable laws and regulations. In the event that any taxing jurisdiction determines that the tax due is deficient, the deficient tax due and any associated interest and penalties shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

2.8. Allocation of Revenues and Expenses. From and after Closing, Buyer shall be responsible for the payment of all normal operating costs and expenses attributable to the Oil and Gas Properties on and after the Effective Date. All costs and expenses attributable to the Oil and Gas Properties prior to the Effective Date shall be the obligation of Seller, and Seller shall promptly pay the same. Seller shall promptly pay to Buyer any revenues received by Seller that are attributable to the Oil and Gas Properties on and after the Effective Date. Buyer shall promptly pay to Seller any revenues received by Buyer that are attributable to the Oil and Gas Properties prior to the Effective Date.

2.9. Holdback for Carrizo Leases. The parties hereby acknowledge and agree that the assignment of Seller’s interest in the Carrizo Leases identified in Exhibit “C” attached hereto is subject to obtaining the prior consent of the respective lessors. Accordingly, the Buyer shall hold back $2,500,000.00 of the Purchase Price (the “Holdback Amount”) until such consent is obtained. Seller shall diligently attempt to obtain the required consent no later than 120 days after the Closing Date. Within five (5) calendar days of Seller obtaining the required consents, Seller shall assign its interests in the Carrizo Leases to Buyer and Buyer shall pay the Holdback Amount to Seller. Notwithstanding the date of the actual assignment, the effective date of the assignment of Seller’s interests in the Carrizo Leases shall be September 1, 2012. The parties hereby acknowledge and agree that the Holdback Amount shall be adjusted in the same manner as the adjustments to Purchase Price set forth in Section 2.2 of this Agreement with respect to the costs, expenses, income and revenue relating to the Oil and Gas Properties under the Carrizo Leases.

In the event that all the required consents are not obtained within such 120 day period, the obligation of Buyer to purchase the assets covered by the non-consented leases shall terminate and the Purchase Price shall be adjusted to reflect the elimination of the non-consented leases from the Oil and Gas Interests (which amount may be greater than, equal to, or less than, the Holdback Amount allocated to such non-consented leases utilizing the Pinnacle Reserve Report dated June 30, 2012 and utilizing pricing as of June 30, 2012). In addition, adjustments shall be made to the amount due with respect to the non-consented leases for any income or revenue received by, and any costs and expenses paid by, Buyer relating to such non-consenting leases during such time period. If Buyer and Seller are unable to agree on such amount within 150 days after the Closing Date, such amount shall be determined by D.R. Payne & Associates, Inc. for resolution. The costs, expenses and fees of this process shall be borne equally by Buyer and Seller.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, that:

3.1. Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Seller is qualified to do business and is in good standing in all jurisdictions in which the assets now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified.

3.2. Authority and Authorization. Seller has full power and authority to carry on its business as presently conducted and to perform its obligations under this Agreement, and Seller has full power and authority to enter into this Agreement. The execution and delivery of this Agreement by Seller have been, and the performance by Seller of this Agreement and the transactions contemplated hereby have been, duly and validly authorized by all requisite action on the part of Seller.

3.3. Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes. At Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes.

3.4. Conflicts. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of the governing documents of Seller, (b) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule, regulation or other legal obligation applicable to Seller or the Oil and Gas Properties, (c) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or giving of notice, or both, would constitute a default) under any agreement or instrument to which Seller is a party or is bound or that relates to the Oil and Gas Properties, or (d) result in the creation of any lien, charge or encumbrance on the Oil and Gas Properties.

3.5. Litigation and Claims. Except with respect to the State of Pennsylvania tax audit of Operator, no claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, investigation, administrative proceeding civil, criminal or other action, suit or other legal proceeding is pending, noticed or, to Seller’s best knowledge, threatened, against Seller or relating to, resulting from, or affecting the Oil and Gas Properties. Except with respect to the State of Pennsylvania tax audit of Operator, no notice from any governmental authority or any other person (including employees) has been received by Seller or, to the best knowledge of Seller, the Operator as to any claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, administrative proceeding, action, civil, criminal or other suit or other legal proceeding relating to, resulting from, or affecting the Oil and Gas Properties, claiming any violation of any law, statute, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources) or claiming any breach of any contract or agreement with any third-party.

3.6. No Required Approvals or Preferential Rights. There are no (a) approvals or consents required to be obtained in connection with the transactions contemplated in the Agreement, including without limitation the assignment or transfer of the Oil and Gas Properties (except for any consents required for the assignment of the Carrizo leases identified on Exhibit “C”), and (b) preferential purchase rights or similar rights that affect the Oil and Gas Properties (except for the participation rights of The Proctor & Gamble Paper Products Company (“P&G”) under that certain Participation Agreement dated March 20, 2009 between Citrus Energy Company and P&G, as amended by the First Amendment To Participation Agreement dated February 1, 2010).

3.7. Compliance with Law and Permits. To the best knowledge of Seller, (a) the Oil and Gas Properties have been and currently are operated in compliance with the provisions and requirements of all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Oil and Gas Properties, or the ownership or operation thereof; (b) all necessary governmental permits, licenses and other authorizations with regard to the Oil and Gas Properties have been obtained and maintained in effect; and (c) no violations or notices of violations, written or otherwise, exist in respect of such permits, licenses or other authorizations.

3.8. Property Taxes. To the best knowledge of Seller, all ad valorem, property, production, severance and other taxes based on or applicable to the Oil and Gas Properties that are due and payable have been properly and timely paid, regardless of whether such taxes are reflected on a tax return.

3.9. Title and Liens. Seller is the owner of, and has Defensible Title to, the Oil and Gas Properties. The Oil and Gas Properties are free of all mortgages, pledges, liens, security interests, claims, limitations, encumbrances, charges or burdens (collectively, “Encumbrances”), except for (a) Encumbrances in favor of The Bank of Union, which will be released at Closing; (b) liens for current taxes and assessments that are not yet due and payable; and (c) mechanics’, warehousemen’s, landlord’s and other similar statutory liens securing the payment of amounts that are not yet due and payable (collectively “Permitted Encumbrances”).

As used herein, “Defensible Title” means title deducible of record and/or provable title evidenced by documentation that, although not constituting perfect, merchantable or marketable title, can be successfully defended if challenged, that (a)(i) entitles Seller to receive not less than the net acres set forth on Exhibit “A”, (ii) entitles Seller to receive a net revenue interest on an aggregate unit basis of not less than 78% of the working interests on an aggregate unit basis, (ii) entitles Seller to receive, throughout the productive life of the Oil and Gas Properties a net revenue interest on an aggregate unit basis of not less than 78% of the working interests on an aggregate unit basis in and to all hydrocarbons produced and saved or sold from or allocated thereto, and (iii) obligates Seller to bear, throughout the productive life of the Oil and Gas Properties (and the plugging, abandonment and salvage thereof), not greater than the working interest set forth in Exhibit “A” of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of such Oil and Gas Properties, except increases in such working interest that result in at least a proportionate increase in Sellers’ net revenue interest for such Property; (b) with respect to any ownership interest not yet earned under a farm-out agreement, is described in and subject to a farm-out agreement under which there exists no default by, or on the part of, Seller; and (c), subject to Permitted Encumbrances, is free and clear of all Encumbrances.

3.10. Condition of Equipment. To the best knowledge of Seller, the Wells, Equipment and Facilities have been maintained in satisfactory operating condition and are and will be capable of being used in the operations in the manner in which they have been historically operated without present need for repair or replacement except in the ordinary course of business.

3.11. Copies of Documents. To the best knowledge of Seller, the copies of all leases, instruments, contracts, agreements, permits, licenses, right-of-ways, certificates and other documents that have been delivered or otherwise made available to Buyer in connection with the transactions contemplated by this Agreement are complete and accurate copies of the originals of such documents.

3.12. Brokers. Seller has not employed, directly or indirectly for its benefit, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby.

3.13. Environmental Compliance.

3.13.1. To the best knowledge of Seller, all permits, licenses and other authorizations (“Environmental Permits”) relating to the Oil and Gas Properties which are required under applicable laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (collectively, the “Environmental Laws”), have been obtained.

3.13.2. To the best knowledge of Seller, the Oil and Gas Properties are in compliance with all terms and conditions of such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, order, decree, judgment or notice or demand letter from a governmental entity issued, entered, promulgated or approved thereunder as they apply to the Oil and Gas Properties.

3.13.3. Seller has not received any notification from any governmental authority or any other person, nor does Seller have knowledge that any of the Oil and Gas Properties, are in or claimed to be in violation of any applicable Environmental Laws.

3.13.4. To the best knowledge of Seller, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter from a governmental entity pending, noticed or threatened against Seller or the Oil and Gas Properties claiming a violation of, or any probable or potential violation of, any applicable Environmental Laws.

3.13.5. To the best knowledge of Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans, which will interfere with, or prevent compliance or continued compliance with, the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter from a governmental entity issued, entered, promulgated or approved thereunder, or which will give rise to any legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state or local laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, or investigation which would be materially adverse to Seller or Buyer, based on or resulting from the conduct of the business of Seller, including the ownership and operation of the Oil and Gas Properties, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste. To the best knowledge of Seller, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law) has occurred or is currently occurring in connection with the operation of the Oil and Gas Properties. To the best knowledge of Seller, the real property currently owned or leased in connection with the Oil and Gas Properties, or upon which there is a right-of-way relating to the Oil and Gas Properties contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law), as a result of which spill, deposit or discharge there would be a material adverse effect on Seller or Buyer.

3.14. Tax Matters. To the best knowledge of Seller, all Tax Returns with respect to any Taxes based upon, measured by or imposed with respect to the Oil and Gas Properties that are required to be filed on or before the Closing Date have been (or will have been by the Closing Date) timely filed with the appropriate governmental authority, and to the best knowledge of Seller, all of such Tax Returns are accurate and complete in all respects and all such taxes have been (or will have been by the Closing Date) paid or deposited, regardless of whether such Taxes are reflected on a Tax Return. Seller agrees to indemnify and hold harmless Buyer with respect to any Taxes, penalties and interest assessed upon Buyer which arise from the ownership or operation of the Oil and Gas Properties prior to the Effective Date or that arise as a result of the transactions herein (provided that, the liability for any Taxes due as set forth in Section 2.7 of this Agreement shall be borne 50% by Seller and 50% by Buyer). Seller shall have no liability for any taxes, penalties or interest relating to the Oil and Gas Properties which arise from the ownership, business or operations of the Oil and Gas Properties on or subsequent to the Effective Date. Each Party shall file the necessary Tax Returns it is required to file relating to its Tax liabilities and obligations.

Except with respect to the State of Pennsylvania tax audit of Operator, there is no claim against Seller or, to the best knowledge of Seller, the Oil and Gas Properties related to any failure to pay Taxes as and when due, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened against Seller with respect to any Taxes or its Tax Returns with respect to the Oil and Gas Properties.

Except with respect to the State of Pennsylvania tax audit of Operator, no action, suit, proceeding or audit is now in progress or, to the best knowledge of Seller, pending with respect to its interest in the Oil and Gas Properties, and Seller has not received written notice of any pending claim against its interest in the Oil and Gas Properties from any applicable governmental authority for, any Taxes.

To the best knowledge of Seller, with respect to Taxes, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of Seller that relates to the Oil and Gas Properties.

The Oil and Gas Properties do not include any interests that are treated as partnerships for U.S. federal income tax purposes.

For purposes of this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

For purposes of this Agreement, the term “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, or other taxes on the extraction of hydrocarbons, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any other Governmental Authority, and in each instance such term shall include any interest, penalties, other associated costs or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report, and including any obligation to assume, or succeed to or otherwise be responsible for the tax liability of any other Person, whether pursuant to a contract or otherwise.

Buyer and Seller will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to the Oil and Gas Properties (other than with respect to income and franchise Taxes) and any audit, litigation or other proceeding with respect to such Taxes.

3.15. Status of Contracts. To the best knowledge of Seller, all Contracts, Leases and Surface Contracts are in full force and effect and Seller in not in breach of, or with the lapse of time or the giving of notice, or both, would be in breach of, any of its obligations thereunder.

To the best knowledge of Seller, the Leases are in full force and effect and are valid and subsisting documents covering the entire estates that they purport to cover, all royalties, rentals and other payments due under the Leases have been fully, properly and timely paid and all deductions from oil and gas proceeds have been deducted in compliance with all of the terms and conditions of the applicable Leases, other contracts and applicable law.

3.16. Prepayments and Wellhead Imbalances. To the best knowledge of Seller, Seller is not obligated, by virtue of a production payment prepayment arrangement under any contract for the sale of hydrocarbons and containing a “take or pay,” advance payment or similar provision, gas balancing agreement or any other arrangement to deliver hydrocarbons produced from the Oil and Gas Properties at any time on or after the Effective Date without then or thereafter receiving full payment therefore. Also, to the best knowledge of Seller, there are not any wellhead imbalances associated with the Oil and Gas Properties.

3.17 Inactive Wells. To the best knowledge of Seller, all inactive or abandoned wells associated with the Oil and Gas Properties have been properly plugged and abandoned in accordance with applicable laws and regulations.

3.18. Outstanding Commitments. Except for the continuing operations of the Oil and Gas Properties, including, without limitation, any unplanned operations necessary to address an emergency, Seller has not and will not after execution of this Agreement become legally obligated for any future commitments requiring an expenditure greater than Fifty Thousand Dollars ($50,000.00) net to such Seller’s interests, without obtaining Buyer’s written consent, which Buyer agrees will not be unreasonably withheld, delayed or conditioned. There are no operations to which Seller is or was a non-consenting party. To the best knowledge of Seller, there are no obligations to drill additional wells on the Oil and Gas Properties.

3.19. Royalties and Other Payments. To the best knowledge of Seller, all royalties, rentals and other payments due under the Contracts, Leases and Surface Contracts have been properly and timely paid, and all conditions necessary to keep the Contracts, Leases and Surface Contracts in force have been fully performed.

3.20. Full Disclosure. No representation or warranty of the Seller in this Section 3 (including the information in the Exhibits attached to this Agreement), contains any untrue statement of a material fact or omits to state any material fact which makes the representation and warranty misleading.

3.20. No Other Representations or Warranties. Seller makes no representations or warranties with respect to the Oil and Gas Properties except as expressly set forth in this Section 3 or otherwise in this Agreement and the documents executed and delivered by Seller in connection therewith.

As used herein, all references to the “knowledge” of Seller shall refer to the “best knowledge” of Seller. While Buyer acknowledges that Seller has had no responsibility for, or involvement in, the daily operations of the Oil and Gas Properties and that Seller does not maintain or prepare the books and the records with respect to the daily operation of the Oil and Gas Properties (which are maintained and prepared by Citrus Energy Corporation, as the operator of the Oil and Gas Properties (“Operator”)), the “best knowledge” of Seller shall include the actual knowledge of Seller and the knowledge that a reasonably prudent person would have after having made a reasonably comprehensive inquiry under the circumstances with respect to the representation and the warranty, which reasonable inquiry shall include, in any event, inquiry of Operator. Seller has in good faith cooperated and assisted in attempting to make Operator and its knowledge, information and records available to Buyer to conduct its due diligence.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, that:

4.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Buyer is qualified to do business and is in good standing in all jurisdictions in which the assets now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified.

4.2. Authorization and Authority. Buyer has full power and authority to carry on its business as presently conducted and to perform its obligations under this Agreement, and Buyer has full corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Seller have been, and the performance by Seller of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite action on the part of Seller.

4.3. Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes. At Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes.

4.4. Conflicts. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Buyer’s governing documents; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Buyer is a party or is bound; or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule, regulation or other legal obligation applicable to Buyer.

4.5. Brokers. Buyer has not employed, directly or indirectly for its benefit, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby.

4.6. Closing Representations of Buyer. Buyer has been afforded an opportunity to (a) examine the Oil and Gas Properties, and such materials as Buyer has requested to be provided to Buyer by Seller; (b) discuss with Seller, representatives of the Seller and Operator such materials and the nature and operation of the Oil and Gas Properties; and (c) investigate the title and condition of the Oil and Gas Properties. In entering into this Agreement and consummating the transactions contemplated in this Agreement, Buyer represents that Buyer has relied solely on the express representations, warranties and covenants of Seller in this Agreement and the other documents executed and deliveries in connection herewith, Buyer’s independent investigation of, and judgment with respect to, the Oil and Gas Properties, and the advice of Buyer’s own legal, tax and financial advisors and not on any advice of Seller or any representatives, consultants or advisors engaged by Seller. Except as expressly set forth in this Agreement, Buyer is purchasing the Oil and Gas Properties AS IS, WHERE IS, AND WITH ALL DEFECTS, including any title defects.

5. COVENANTS OF SELLER PENDING CLOSING.

5.1. Conduct of Seller Pending Closing. Seller covenants that from the date hereof to the Closing Date, except as otherwise consented to in writing by Buyer, Seller will:

5.1.1. Not (a) in any manner deal with, incur obligations with respect to, or undertake any transactions relating to the Oil and Gas Properties other than transactions (i) in the normal, usual and customary manner, (ii) of a nature and in an amount consistent with prior practice, and (iii) in the ordinary and regular course of business; (b) dispose of or further encumber the Oil and Gas Properties; or (c) waive, compromise or settle any right or claim that would adversely affect the ownership or value of the Oil and Gas Properties.

5.1.2. Notify Buyer within five (5) Business Days (but in no event later than two (2) Business Days prior to Closing) of the discovery by Seller that any representation or warranty of Seller or Buyer contained in this Agreement is, becomes or will be untrue in any material respect on the Closing Date.

5.1.3. Notify Buyer within five (5) Business Days (but in no event later than two (2) Business Days prior to Closing) of the discovery by Seller that any of the Exhibits are incomplete or become untrue in any material respect on or before Closing and provide corrections to such Exhibits.

5.1.4. Not solicit from any third party any proposals or offers, or enter into any negotiations relating to the disposition of the Oil and Gas Properties.

5.2. Access to Records. Seller shall afford to Buyer and its authorized representatives from the date hereof until Closing, during normal business hours, access to the Records.

5.3. Due Diligence. In addition to the inspection and review of the Records pursuant to Section 5.2 above, Buyer shall be entitled to conduct physical inspections and other due diligence of the Oil and Gas Properties, including, without limitation, environmental inspections, and shall be entitled to interview Seller’s employees and representatives regarding the Oil and Gas Properties. Any physical inspection of the Oil and Gas Properties shall be coordinated with the Operator.

6. COVENANTS OF BUYER PENDING CLOSING.

6.1. Notifications. Buyer will notify Seller within five (5) Business Days (but in no event later than two (2) Business Days prior to Closing) of the discovery by Buyer that (a) any representation or warranty of Buyer or Seller contained in this Agreement is, becomes or will be untrue in any material respect on the Closing Date; and (b) any of the Exhibits are incomplete or become untrue in any material respect on or before the Closing Date.

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions, each of which may be waived by Buyer, but only in writing:

7.1. Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date.

7.2. Compliance. Seller shall have performed and complied in all material respects with each of the covenants and agreements required by this Agreement of which performance or compliance is required prior to or at Closing.

7.3. Consents. All approvals and consents required to be obtained for, or in connection with, the transactions contemplated herein (other than the consents relating to the Carrizo Leases) shall have been obtained by Seller and Seller shall have obtained written waivers of any preferential rights relating to the transactions contemplated herein, to the reasonable satisfaction of Buyer.

7.4. No Pending Suits. At the Closing Date, no suit, action or other proceeding shall be pending, threatened or noticed before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

7.5. Results of Due Diligence. The results of the due diligence, including any environmental due diligence, performed by Buyer or Buyer’s representative(s) shall be satisfactory to Buyer, in Buyer’s sole discretion.

7.6. Release of Mortgages and Liens. All Encumbrances on the Oil and Gas Properties, including, but not limited to, the Encumbrances in favor of The Bank of Union, shall be terminated and released.

7.7. Incentive Plans. Operator shall have entered into an affiliation agreement with Buyer under which (a) the maximum liability of Buyer in connection with the Quarterly Production Awards under the Citrus Energy Corporation Employee Incentive Plan dated April 5, 2010, and the Citrus Energy Corporation Management Incentive Plan dated April 5, 2010 (collectively, “Incentive Plans”) shall not exceed $20,000 per quarter; (b) the Buyer shall not be responsible for any Project Incentive Awards under the Incentive Plans or the Project Incentive Agreement of William D. Barber dated April 5, 2010; and (c) certain Incentive Plan provisions are clarified, and shall otherwise be in form and in substance reasonably satisfactory to Buyer.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions, each of which may be waived by Seller, but only in writing:

8.1. Representations and Warranties. The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects on the date of this Agreement and as of the Closing Date.

8.2 Compliance. Buyer shall have performed and complied in all material respects with each of the covenants and agreements required by this Agreement of which performance or compliance is required prior to or at Closing.

8.3. Consents. All approvals and consents required to be obtained for, or in connection with, the transaction contemplated hereby (other than the consents relating to the Carrizo Leases) shall have been obtained and any preferential rights relating to the transactions contemplated herein shall have been waived.

8.4. No Pending Suits. At the Closing Date, no suit, action or other proceeding shall be pending, threatened or noticed before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.5. Settlement and Termination of Affiliation Agreement. Contemporaneously with Closing, Seller and Citrus Energy Corporation shall execute the Settlement and Termination of Affiliation Agreement in form acceptable to Seller and Citrus Energy Corporation.

9. CLOSING.

9.1. The Closing. The purchase of the Oil and Gas Properties pursuant to this Agreement (the “Closing”) shall be consummated in Oklahoma City, Oklahoma, at the offices of Seller on a date on or before October 31, 2012, on which date Buyer and Seller mutually agree (the “Closing Date”). The Closing Date may be postponed to a later date pursuant to the mutual written agreement of Buyer and Seller.

9.2. Documents to be Delivered at Closing.

9.2.1. At Closing, Seller shall deliver to Buyer the following instruments, dated the Closing Date, but effective as of the Effective Date, where appropriate, properly executed by authorized representatives and, where appropriate, acknowledged:

(a) A copy of the articles of organization of Seller and all amendments thereto and restatements thereof, certified by the Secretary of State of Oklahoma as of a date no more than five (5) calendar days prior to the Closing Date;

(b) A copy of the operating agreement of Seller and all amendments thereto and restatements thereof, certified by the manager of Seller;

(c) A Consent of Members in a form reasonably acceptable to Buyer authorizing the execution, delivery and performance of this Agreement and all other actions to be taken by Seller hereunder;

(d) Executed assignment documents, deeds and bills of sale, in forms reasonably acceptable to Seller and Buyer, assigning the Oil and Gas Properties to Buyer (except with respect to the Carrizo Leases which will be assigned at a later date as provided in Section 2.9 of this Agreement);

(e) Documents evidencing the termination and release of all Encumbrances on the Oil and Gas Properties, including the termination and release of all Encumbrances in favor of The Bank of Union;

(f) A non-foreign entity certificate substantially in the form provided in the Treasury Regulations under Section 1445 of the Internal Revenue Code of 1986, as amended; and

(g) Any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement, all of which shall be reasonably acceptable to Seller and Buyer.

9.2.2. At Closing, Buyer shall deliver to Seller the following instruments, dated the Closing Date, but effective as of the Effective Date, where appropriate, properly executed by authorized representatives and, where appropriate, acknowledged:

(a) A copy of the articles of organization of Buyer and all amendments thereto and restatements thereof, certified by the Secretary of State of Oklahoma as of a date no more than five (5) calendar days prior to the Closing Date;

(b) A copy of the operating agreement of Buyer and all amendments thereto and restatements thereof, certified by the manager of Buyer;

(c) A corporate resolution, in a form reasonably acceptable to Seller, of Buyer’s governing body, certified by an officer of Buyer, authorizing the execution, delivery and performance of this Agreement and all other actions to be taken by Buyer hereunder; and

(d) Any other agreements, documents, certificates or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement, all of which shall be reasonably acceptable to Seller and Buyer.

Buyer and Seller shall execute and deliver such other documents and take such other actions as may be contemplated by this Agreement and the other documents executed and delivered in connection therewith.

9.3. Payment at Closing. At Closing, against delivery of the documents and materials described in Section 9.2, Buyer shall pay to Seller the estimated Purchase Price, as adjusted by Section 2.2 hereof, less the Holdback Amount (which shall be paid to Seller at a later date as set forth in Section 2.9 of this Agreement), and Buyer’s portion of any applicable sales, use, gross receipts and similar taxes as set forth in Section 2.7, by means of a wire transfer of immediately available funds to an account or accounts designated by Seller in accordance with Section 2.1.

10. TERMINATION.

10.1. Events of Termination. This Agreement may be terminated at any time prior to Closing:

10.1.1. By the mutual written consent of Buyer and Seller;

10.1.2. By Seller if (a) Buyer shall fail to perform in any material respect any of its covenants or other agreements contained herein required to be performed by Buyer on or prior to the Closing Date, or (b) any of Buyer’s representations and warranties contained herein shall be incorrect in any material respect on the Closing Date, and such failure or misrepresentation is not cured within ten (10) calendar days after Seller shall have notified Buyer of its intent to terminate this Agreement pursuant to this Section 10.1.2 (to the extent that such failure or misrepresentation can be cured);

10.1.3. By Buyer if (a) Seller shall fail to perform in any material respect any of its covenants or other agreements contained herein required to be performed by Seller on or prior to the Closing Date, or (b) any of Seller’s representations and warranties contained herein shall be incorrect in any material respect on the Closing Date, and such failure or misrepresentation is not cured within ten (10) calendar days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this Section 10.1.3 (to the extent that such failure or misrepresentation can be cured);

10.1.4. By Buyer if the results of the due diligence, including, without limitation, any environmental and title due diligence, performed by Buyer or Buyer’s representative(s) is not satisfactory to Buyer, in Buyer’s sole discretion; and

10.1.5. By either Seller or Buyer if for any reason the Closing has not occurred by October 31, 2012.

10.2 Effect of Termination. Upon any termination of this Agreement, except as otherwise provided herein, all of the obligations of Buyer and Seller shall cease; provided, the obligations of Buyer and Seller under Section 15, Section 21 and Section 23 shall survive the termination and, to the extent that the termination is by Buyer pursuant to Section 10.1.3 or by Seller pursuant to Section 10.1.2, such termination shall not affect the liability of the non-terminating party to the terminating party for such breach, failure or misrepresentation.

11.	ASSUMPTION OF OBLIGATIONS, SURVIVAL OF LIABILITIES AND INDEMNIFICATION.

11.1. Assumption of Obligations. At Closing, Buyer shall assume all of the obligations and Liabilities attributable to the Oil and Gas Properties, including, without limitation, all obligations and Liabilities attributable to the Contracts, Leases and Surface Contracts, relating to the period on and after the Effective Date. Seller shall retain all obligations and Liabilities attributable to the Oil and Gas Properties relating to the period prior to the Effective Date. Seller retains all obligations and Liabilities not expressly assumed by Buyer herein. Buyer is not assuming any obligation of Seller under any pension plan, health or welfare plan or other employee benefit plan or program of Seller.

11.2. Survival. The liability of Buyer and Seller under each of its representations, warranties, covenants and its indemnity obligations contained in this Agreement shall survive Closing for a period of one (1) year, except with respect to the fundamental representations and warranties made in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.9, Section 3.13, Section 3.14, Section 4.1, Section 4.2, Section 4.3 and Section 4.4, and the related indemnification obligations. The representations, warranties, covenants and the related indemnities with respect to taxes under Section 3.14, Section 11.4(c) and Section 11.5(c) shall survive for the applicable period of limitations, including, but not limited to, any extension or tolling thereof and the representations and the warranties under Section 3.9 and Section 3.13, and the related indemnities, shall survive Closing for a period of three (3) years. The fundamental representations and warranties made in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 4.1, Section 4.2, Section 4.3 and Section 4.4, and the related indemnities, and Buyer’s indemnity under Sections 11.5(b) and (d) and Seller’s indemnity under Section 11.4(d) shall survive indefinitely.

11.3. Liabilities. The term “Liabilities” shall mean any and all payments, charges, judgments, assessments, liabilities, obligations, claims, demands, actions, losses, damages, penalties, fines or costs and expenses, including, but not limited to, reasonable attorney fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith.

11.4. Indemnification by Seller. After the Closing, Seller shall be responsible for, shall pay on a current basis, and shall indemnify, save, defend, hold harmless, discharge and release Buyer, all of its affiliates, successors and permitted assignees, and all of its and their respective owners, managers, directors, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities paid or incurred by the Buyer Indemnified Parties, arising from, based upon, related to, or associated with, (a) any breach of a representation, warranty or covenant of Seller contained in this Agreement; (b) the ownership and operations of the Oil and Gas Properties prior to the Effective Date; (c) any and all income or other tax liabilities, penalties and interest attributable to the Oil and Gas Properties prior to the Effective Date or that arise as a result of this transaction (provided that, the liability for any Taxes due as set forth in Section 2.7 of this Agreement shall be borne 50% by Seller and 50% by Buyer); and (d) any broker or finder’s fees incurred by Seller relating to the transactions contemplated by this Agreement. Subject to the limitations set forth in Section 11.2 above, Seller specifically agrees this indemnity shall apply regardless of when allegations are made, discovery is made or manifestation occurs.

11.5. Indemnification by Buyer. After the Closing, Buyer shall be responsible for, shall pay on a current basis, and shall indemnify, save, defend, hold harmless, discharge and release Seller, its affiliates, its and their successors and permitted assigns, and all of their respective owners, members, managers, directors, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities paid or incurred by the Seller Indemnified Parties arising from, based upon, related to or associated with (a) any breach of a representation, warranty or covenant of Buyer contained in this Agreement; (b) the ownership and operations of the Oil and Gas Properties on and subsequent to the Effective Date; (c) any and all income or other tax liabilities, penalties and interest attributable to the Oil and Gas Properties on and after the Effective Date; and (d) any broker or finder’s fees incurred by Buyer relating to the transactions contemplated by this Agreement. Subject to the limitations set forth in Section 11.2 above, Buyer specifically agrees this indemnity shall apply regardless of when allegations are made, discovery is made or manifestation occurs.

11.6. Limitation on Liability; Exclusivity of Representations and Warranties.

11.6.1. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties are entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding insurance proceeds realized and received by the Indemnified Party.

11.6.2. EXCEPT FOR CIRCUMSTANCES INVOLVING FRAUD BY A PARTY, NONE OF THE BUYER INDEMNIFIED PARTIES NOR THE SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLER OR BUYER, RESPECTIVELY, FOR ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT ANY AMOUNT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEY FEES, COSTS AND EXPENSES SUFFERED BY SUCH PARTY. EXCEPT FOR CIRCUMSTANCES INVOLVING FRAUD BY A PARTY, NONE OF THE BUYER INDEMNIFIED PARTIES AND THE SELLER INDEMNIFIED PARTIES MAY RECOVER PUNITIVE, SPECIAL OR EXEMPLARY AND CONSEQUENTIAL ARISING IN CONNECTION WITH, OR WITH RESPECT TO. THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

11.6.3. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER AND BUYER CONTAINED IN THIS AGREEMENT AND THE EXHIBITS ATTACHED HERETO AND THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH ARE EXCLUSIVE. THERE ARE NO REPRESENTATIONS OR WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE EXHIBITS ATTACHED HERETO.

11.7. Notice of Liability and Opportunity to Defend. Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

In the event that any Liabilities are incurred by, asserted against or sought to be collected from an Indemnified Party, said Indemnified Party shall provide to the Indemnifying Party written notice of the indemnification claim (the “Claim Notice”) promptly after the discovery of the Liability. The Claim Notice shall state, in reasonable detail, the facts known to the Indemnified Party. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any third-party Liabilities if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement and the Indemnifying Party is actually prejudiced by such delay. The Indemnifying Party shall have thirty (30) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the of the Indemnifying Party to the Indemnified Party hereunder with respect to such Liabilities and/or (b) with respect to any third-party Liabilities, whether or not the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, defend the Indemnified Party against such Liabilities; provided, however, that any Indemnified Party may prior to and during the Notice Period file any motion, answer or other pleading that the Indemnified Party shall deem necessary or appropriate to protect the Indemnifying Party’s interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party, and the Indemnified Party shall recoup all the costs, expenses and fees, including, but not limited to, reasonable attorneys’ fees, associated with such filing from the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such third-party Liabilities, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing (but reasonably acceptable to the Indemnified Party), which proceedings shall be promptly settled or prosecuted by them to a final conclusion. The Indemnifying Party is required, at all times, to vigorously and in good faith defend the interests of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any third-party Liabilities that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third-party Liabilities, or any cross-complaint against any person. If demand for indemnity has been refused by the Indemnifying Party or the conduct of the Indemnifying Party does not constitute the required vigorous, good faith defense of the Indemnified Party, the Indemnified Party may control the defense or settlement at the sole cost and expense of the Indemnifying Party. No claim may be settled or otherwise compromised without the prior written consent of the Indemnified Party.

Notwithstanding anything else contained herein, an Indemnifying Party shall not be entitled to control the defense or the settlement of a matter that involves a criminal allegation or that relates to title to the Oil and Gas Properties, which the Indemnified Party shall control at the sole cost and expense of the Indemnifying Party.

11.8. Adjustments to Purchase Price. Seller and Buyer agree that any indemnification payments shall be treated as adjustments to the Purchase Price for tax purposes.

12. FURTHER ASSURANCES. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto or as may be reasonably requested by the other party in connection with the transactions contemplated by this Agreement.

13. NOTICES. All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier or overnight carrier, shall be deemed to have been given and received one (1) Business Day after the date deposited with a recognized carrier, with all freight or other charges prepaid, and (b) if mailed, shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows, unless another address is designated by a party hereto by written notice to the other party in accordance with this Section 13:

To Buyer:	Zena Energy L.L.C. Attention: Mike Tepper and Kristy Carver 16 South Pennsylvania Oklahoma City, Oklahoma 73107

with a copy to:

David Shear Senior Vice President and General Counsel LSB Industries, Inc. 16 South Pennsylvania Oklahoma City, Oklahoma 73107

To Seller:	Clearwater Enterprises, L.L.C. Attention: Tony S. Say 5637 N. Classen Blvd Oklahoma City, Oklahoma 73118

“Business Day” shall mean a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the State of Oklahoma.

14. ASSIGNMENT. Neither Seller nor Buyer may assign its rights or delegate its duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party; provided, however, Buyer may assign its rights and/or delegate Buyer’s duties or obligations to an affiliate of Buyer with the prior written consent of Seller which shall not be unreasonably withheld.

15. GOVERNING LAW AND VENUE. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oklahoma without giving effect to any principles of conflicts of laws. Buyer and Seller irrevocably consent that any legal action or proceeding arising out of, or in any manner relating to, this Agreement may be brought solely and exclusively in a federal or state court located in Oklahoma City, Oklahoma. Each party, by the execution and delivery of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non-conveniens or any similar basis.

16. INTEGRATION. This Agreement, including the Exhibits attached hereto, and the other documents executed and delivered in connection herewith set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.

17. WAIVER OR MODIFICATION. This Agreement may be amended, modified or superseded only by a written instrument executed by Buyer and Seller. The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect its right at a later time to enforce such provision. No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

18. HEADINGS. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

19. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision applied to the broadest extent that such provision would be legal, valid and enforceable and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

20. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In addition, this Agreement may be executed in a number of counterparts, any one of which may contain the execution of either Buyer or Seller, and all of such counterparts taken together shall constitute one completely executed original agreement.

21. CONFIDENTIALITY AND PUBLIC DISCLOSURE. The parties will not make any public disclosure of, or otherwise disclose to any person (other than to their respective directors, officers, managers, members, employees, bankers, accountants, attorneys, consultants and agents, as applicable, whose duties require them to have access to such information), the existence or terms of this Agreement without the other party’s prior written consent, unless (and only to the extent that) such disclosure is required by law, including, but not limited to, in the case of Buyer, under the Securities Exchange Act of 1934, as amended, other securities laws and the regulations thereunder or under the applicable rules of any stock exchange. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued by either party concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency, including, but not limited to, in the case of Buyer, under the Securities Exchange Act of 1934, as amended, other securities laws and the regulations thereunder or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party.

22. THIRD PARTY BENEFICIARIES. Except for the Seller Indemnified Parties and the Buyer Indemnified Parties, who are express third-party beneficiaries of the indemnification provisions of this Agreement, there are no third-party beneficiaries of any of the rights and obligations of either Seller or Buyer under this Agreement.

23. EXPENSES AND FEES. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. If any litigation or proceeding is initiated by a party hereto against the other party hereto, the party prevailing in such litigation or proceeding shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys’ fees, costs and expenses incurred in connection therewith.

24. BINDING EFFECT. All of the terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the respective parties hereto and their permitted successors, assigns, and legal representatives.

25. DISPUTE RESOLUTION. In the event of any disagreement under, or in connection with, this Agreement and the documents executed and delivered in connection herewith (other than a disagreement or dispute with respect to adjustments to the Purchase Price under Section 2.2, which shall be resolved in accordance with Section 2.2), Buyer and Seller shall attempt to resolve such disagreement or such dispute in good faith by mutual discussion and, if Buyer and Seller are unable to resolve such disagreement or dispute by mutual discussion, Buyer and Seller shall first endeavor to resolve such disagreement or dispute by non-binding mediation using a certified mediator or certified mediator service; provided, however, no party is waiving any rights or remedies and no party shall be obligated to take any action or not to take any action that would affect such party’s ability to exercise any such rights or remedies and the failure to resolve the dispute through mediation shall not affect such rights or remedies.

26.	AREA OF MUTUAL INTEREST.

26.1. Area of Mutual Interest. Buyer and Seller have identified the following area as an Area of Mutual Interest (the “AMI”):

Wyoming County, Pennsylvania

Except as otherwise provided herein, all oil and gas properties (collectively, the “AMI Interests”) acquired within the AMI by one or both of Buyer and Seller after the Closing Date shall be subject to the provisions of this Section 26; provided however, the Oil and Gas Interests acquired by Buyer from Seller pursuant to this Agreement shall not constitute AMI Interests and shall not be subject to this Section 26. In addition, any oil and gas properties acquired by either party or an Affiliate of either party through Citrus Energy Company or an Affiliate of Citrus Energy Company shall not constitute AMI Interests and shall not be subject to this Section 26.

26.2. Certain Definitions. The following terms shall have the following meanings for purposes of this Section 26.

26.2.1. Affiliate. The term “Affiliate” means, when used with respect to a person or an entity, any other person or other entity (i) that directly or indirectly (through one or more intermediaries) controls, or is controlled by, or is under common control with, such first mentioned person or first mentioned entity or (ii) that beneficially owns, holds, or controls fifty percent (50%) or more of the interest of such first mentioned person or first mentioned entity. The term “control” (including, without limitation, the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management policies of a person or an entity, whether through the ownership of an equity interest, by contract or credit arrangement or otherwise.

26.2.2. Participating Interest. The term “Participating Interest” means the following undivided participating percentages in accordance with which Buyer and Seller shall share the benefits, the costs, the expenses and the risks with respect to AMI Interests:

Buyer         50%

Seller         50%

26.3. Notice of Acquisition of AMI Interests. In the event either Buyer (or its Affiliates) or Seller (or its Affiliates) acquires or proposes to acquire (the “Proposing Party”), including, without limitation, directly or indirectly through the acquisition of any person or any entity, AMI Interests in the AMI, the Proposing Party shall promptly give written notice thereof to the other Party (the “Non-Proposing Party”), describing such acquisition or such proposed acquisition, including, without limitation, the purchase price, the costs and the expenses and the material terms and the materials conditions thereof. For any acquisition by a Proposing Party that includes either directly or indirectly by acquisition of another entity, any oil and gas properties located in the AMI, the notice to the Non-Proposing Party shall include a description of allocation of value to the AMI Interests as agreed by Proposing Party and the person or the entity from which such oil and gas properties are acquired or proposed to be acquired; provided such allocation shall not be manifestly unreasonable.

26.4. Election to Participate. The Non-Proposing Party may then elect to participate in the acquisition or the proposed acquisition by giving written notice to the Proposing Party of its election to participate within thirty (30) days after its receipt of the written notice from the Proposing Party. The Non-Proposing Party shall be entitled to acquire its Participating Interest share of the AMI Interests by paying or reimbursing the Proposing Party for its Participating Interest share of (a) the purchase price paid, or the allocated value thereof, as the case may be, and (b) other actual costs and expenses incurred in acquiring the AMI Interest, and by agreeing promptly to discharge its Participating Interest share of obligations. Failure to make such election within the applicable thirty (30) day period shall constitute a waiver by the Non-Proposing Party of its right to receive any interest in the AMI Interest therein acquired or proposed to be acquired and such properties shall not be subject to this Section 26.

Payment of the purchase price and the costs and the expenses shall be due within thirty (30) days of any election to purchase by the Non-Proposed Party.

If the AMI Interest covers land both within and outside the AMI, then, the Proposing Party may, at its option, offer either the entire AMI Interest or only that portion of the AMI Interest covering lands within the AMI. If less than the entire AMI Interest is offered, the costs and the expenses applicable to the offered interest shall be that proportion of the total costs and the total expenses that the offered interest bears to the total interest and that portion of the interest not offered hereunder shall not be subject to the provisions of this Agreement. If the entire AMI Interest is offered and the Non-Proposing Party elects not to acquire a proportionate interest in the AMI Interest lying outside the AMI, then, in such case, that portion of the AMI Interest outside the AMI shall not be subject to the provisions of this Agreement. Conversely, should the Non-Proposing Party acquire an AMI Interest covering acreage outside the AMI from the Proposing Party, then, in that case, the pertinent portion of the AMI Interest located outside the AMI shall become subject to this Agreement.

26.5. Absence of ORRI. Neither Buyer nor Seller shall reserve or retain, or be entitled to receive, an overriding royalty interest in any AMI Interest acquired under this Section 26.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

SELLER:

CLEARWATER ENTERPRISES, L.L.C.

By:	/s/ Tony S. Say
Name: Tony S. Say
Title: President

BUYER:

ZENA ENERGY L.L.C.

By:	/s/ Tony M. Shelby
Name: Tony M. Shelby
Title: Vice President

EXHIBIT “A”

OIL AND GAS INTERESTS AND WELLS

1.	Wells (see attached 1 page)
2.	Ardent II Leases (see attached 24 pages)

EXHIBIT “B”

CONTRACTS

EXHIBIT “C”

CARRIZO LEASES